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                                                                     Exhibit 5.4

                                  ROPES & GRAY

                            ONE INTERNATIONAL PLACE

                             BOSTON, MA 02110-2624

                             PHONE: (617) 951-7000

                              FAX: (617) 951-7050




                                     October 1, 2002





The Gillette Company
Prudential Tower Building
Boston, Massachusetts 02199

Ladies and Gentlemen:

         Reference is made to our opinion dated June 5, 2002 and included as
Exhibit 5 to the Registration Statement on Form S-3 (File No. 333-86336) (the "REGISTRATION STATEMENT") previously filed by The Gillette Company, a Delaware corporation (the "COMPANY"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and declared effective on July 10, 2002. We are rendering this supplemental opinion in connection with the prospectus supplement dated September 24, 2002 (the "PROSPECTUS SUPPLEMENT") filed by the Company pursuant to Rule 424 promulgated under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $500 million aggregate principal amount of 3.50% Senior Notes due 2007 (the "NOTES"). The Notes were issued under the Indenture, dated as of April 11, 2002, between the Company and Bank One, N.A., as trustee (the "TRUSTEE"), as supplemented by the Third Supplemental Indenture, dated as of October 1, 2002, establishing the terms of the Notes.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

         The opinion expressed herein is limited to matters governed by the laws of the State of New York.

         Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that the Notes have been duly authorized by all necessary corporate action of the Company and constitute the valid and binding obligations of the Company, subject to (i)

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The Gillette Company                  -2-                        October 1, 2002



bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus Supplement under the caption "Legal Matters."


                                          Very truly yours,

                                          /s/ Ropes & Gray

                                          Ropes & Gray